Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements No. 333-21733 on Form S-8,  No. 333-74297 on Form S3-D, and No. 333-127342 on Form S-8 of Shenandoah Telecommunications Company of our report dated April 2, 2010, with respect to the consolidated balance sheets of Helicon Cable Holdings, LLC and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income(loss), changes in members’ equity and cash flows for each of the years in the two-year period ended December 31, 2009, which report appears in the Form 8-K of Shenandoah Telecommunications Company dated July 30, 2010.

/s/ Blum, Shapiro & Company, P.C.

West Hartford, Connecticut
July 30, 2010